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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Pacific Aerospace & Electronics, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-58148, 333-56884, 333-44686 and 333-35382) on Form S-8 (Nos.
333-36676, 333-66469, 333-39799 and 333-29007) on Form S-1 (No. 333-66471) and
on Form SB-2 (No. 333-05011) of Pacific Aerospace & Electronics, Inc. of our report dated August 1, 2003, with respect to the consolidated balance sheets of Pacific Aerospace & Electronics, Inc. as of May 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended May 31, 2003, which report appears in the May 31, 2003, annual report on Form 10-K, of Pacific Aerospace & Electronics, Inc.

Our report dated August 1, 2003, refers to a change in the method of accounting for goodwill and other intangible assets in the year ended May 31, 2002, a change in the classification for gain on extinguishment of debt recorded in the prior year effective for the year ended May 31, 2003, and also contains an explanatory paragraph that states that Pacific Aerospace & Electronics, Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                         /s/ KPMG LLP

Seattle, Washington
August 20, 2003

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